EXHIBIT 99.02

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 6, 2003, by and between iManage, Inc., a Delaware corporation (“Target”), and the undersigned stockholder and/or optionholder (the “Stockholder”) of Interwoven, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on Schedule A;

WHEREAS, concurrently with the execution of this Agreement, the Company, Mahogany Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of the Company (“MergerSub”) and Target are entering into an Agreement and Plan of Merger, dated as of the date hereof, and as may be amended from time to time (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Target will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”) and all outstanding capital stock of Target will be converted into the right to receive cash and common stock of the Company, as set forth in the Merger Agreement; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement by Target, the Stockholder has agreed to vote the Shares (as defined below), so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Certain Definitions.    For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)  “Beneficially Own” or “Beneficial Ownership” means, with respect to securities, having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Act of 1934, as amended.

(b)  “Current Shares” means issued and outstanding shares of Company Common Stock owned of record and Beneficially Owned by the Stockholder as of the date hereof.

(c)  “Expiration Time” means the earliest to occur of (i) valid termination of the Merger Agreement pursuant to its terms, (ii) consummation of the Merger or (iii) the written agreement of the parties hereto to terminate this Agreement.

(d) “Shares” means: (i) Current Shares, (ii) all securities of the Company (including all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date of this Agreement and such other shares of capital stock of the Company over which the Stockholder has voting power as indicated on Schedule A, and (iii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Time.

(e) “Transfer” A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein (including any voting interest), or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2.    Transfer of Shares.

(a)  No Transfer of Shares.    The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Time, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares without the prior written consent of Target other than the issuance of Company Common Stock to Stockholder in connection with the exercise by Stockholder of options to purchase Company capital stock. Notwithstanding the foregoing, Stockholder may Transfer Shares to a member of such Stockholder’s immediate family or to a trust or other entity created by such Stockholder for tax or estate planning purposes, provided, that any such transferee agrees to assume the obligations of the Stockholder hereunder with respect to any Shares so transferred.

(b)  No Transfer of Voting Rights.    The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Time, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment with respect to any of the Shares (other than, in each case, this Agreement and the Proxy (as defined in Section 4)).

3.    Agreement to Vote Shares.    Until the Expiration Time, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy, the Shares:

(a)  in favor of approval of the issuance of the shares of Company Common Stock in the Merger, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(b)  in favor of any matter that could reasonably be expected to facilitate the Merger, including waiving any notice that may be required relating to the Merger;

(c)  against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

(d)  against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Expiration Time, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, the Stockholder agrees to deliver and delivers to Target a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be coupled with an interest and, until the Expiration Time, be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

5.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Target that, as of the date hereof and at all times until the Expiration Time:

(a)  the Stockholder is (and will be, except with respect to any Shares that are Transferred in compliance with Section 2(a)) the Beneficial Owner of the Shares;

(b)  the Current Shares are, and the Shares will be, unless Transferred in compliance with Section 2(a), free and clear of any Encumbrances of any kind or nature;

(c)  the Stockholder does not and will not beneficially own any securities of the Company or rights to acquire any securities of the Company other than the Shares;

(d)  the Stockholder has and will have, with respect to all of the Shares, the legal capacity and all requisite power and authority to make, enter into and (except with respect to any Shares that are Transferred in compliance with to Section 2(a)) perform the terms of this Agreement and the Proxy;

(e)  this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity;

(f)  the execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any material Legal Requirement or permit applicable to the Stockholder or result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Stockholder’s rights or alter the rights or obligations of any third party under, any Contract applicable to the Shares, except where such conflicts, violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of the Stockholder to perform his obligations hereunder; and

(g)  except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.

6.    Representations and Warranties of the Target.    Target hereby represents and warrants to the Stockholder that, as of the date hereof and at all times until the Expiration Time:

(a)  this Agreement has been duly and validly executed and delivered by Target and constitutes the valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity; and

(b)  the execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any material Legal Requirement or Permit applicable to Target, except where such conflicts, violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Target to perform its obligations hereunder.

7.    Legending of Shares.    If so requested by Target, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. The Stockholder hereby agrees that the Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

8.    Consent and Waiver.    Stockholder (not in his or her capacity as a director or officer of the Company) agrees to give any consent or waiver that is reasonably required under the terms of any agreement to which such Stockholder is a party which consent or waiver is required solely because of the consummation of the Merger in accordance with the terms of the Merger Agreement.

9.    Miscellaneous.

(a)  Waiver.    No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto. The waiver of any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b)  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)  if to Target, to:

iManage, Inc.

950 Tower Lane, Suite 500

Foster City, California 94041

Attention: Mahmood M. Panjwani

Facsimile No.: (650) 356-1179

with a copy to:

Skadden, Arps, Slate, Meagher and Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California 94301

Attention: Kenton J. King

                 Celeste E. Greene

Facsimile No.: 650-470-4570

(ii)  if to Stockholder, to the address set forth on the signature page of this Agreement, with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Attention: Douglas N. Cogen

                Craig Menden

Facsimile No.: 650-938-5200

(c)  Interpretation.    When reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)  Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(e)  Entire Agreement.    This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(f)  Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision. This Agreement shall, and it is the intent of the parties that this Agreement shall, not preclude the Board of Directors of the Company or any member thereof from exercising their fiduciary duties as required by applicable law.

(g)  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any such proceedings to enforce this agreement, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys’ and experts’ fees.

(h)  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i)  Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)  Binding Effect; Assignment.    Stockholder may not assign either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of Target. Any purported assignment in violation of this Section 8(j) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k)  Waiver of Jury Trial.    EACH OF TARGET AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF TARGET OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

iMANAGE, INC.

By:
Name: Title:

STOCKHOLDER:

Signature:
Name: Address: Address:

[SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

Schedule A

Stockholder	Number of Company Shares Owned	Number of Company Options and Warrants Owned

Exhibit A

IRREVOCABLE PROXY

The undersigned Stockholder of Interwoven, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the executive officers and members of the Board of Directors of iManage, Inc., a Delaware corporation (“Target”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the Shares, as defined in the Voting Agreement of even date herewith by and between Target and the undersigned Stockholder (the “Voting Agreement”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned Stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Time (as defined in the Voting Agreement).

Until the Expiration Time, this Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest, is granted pursuant to the Voting Agreement, and is granted in consideration of Target entering into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), among the Company, Target and certain other parties thereto. The Merger Agreement provides for the merger of Target with and into a wholly-owned subsidiary of the Company in accordance with its terms (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Time, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a)  in favor of approval of the issuance of the shares of Company common stock in the Merger, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(b)  in favor of any matter that could reasonably be expected to facilitate the Merger, including waiving any notice that may be required relating to Merger;

(c)  against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

(e)  against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Proxy is irrevocable (to the fullest extent permitted by law) until the Expiration Time and shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated: August 6, 2003

Signature of Stockholder:

Print Name of Stockholder:

Shares Beneficially Owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options or warrants

[SIGNATURE PAGE TO IRREVOCABLE PROXY]